EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into as of January 15, 2008 and effective as of January 15, 2008 (the "Effective Date") by and between Advanced Medical Isotopes Corporation (AMIC) or its successors and/or assignees, (hereinafter called the "Company") and Dr. Fu-Min Su, an individual residing at 1070 Pleasant View Road #105, Middleton, WI 53562, called the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive desire to enter into an employment agreement to establish the rights and obligations of the Executive and the Company in such employment relationship;

WHEREAS, the terms of this Agreement have been approved by the Chief Executive Officer and the President of the Company;

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the Company and the Executive hereby mutually agree as follows:

1.    Employment and Duties.

The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. The Executive shall serve the Company as its Radiochemistry Manager. In such capacity, the Executive shall report directly to the Company's General Manager (Mr. James Madsen) and the Executive shall have all powers, duties, and obligations as are normally associated with such position as described in Exhibit I. The Executive shall further perform such other duties related to the business of the Company as may from time to time be reasonably requested of him by the GM or other senior Corporate Officers. The Executive shall devote all of his/her skills, time and attention solely and exclusively to said position and in furtherance of the business and interests of the Company except for:

(a)           time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of his responsibilities to the Company, and:

(b)           periods of vacation to which he is entitled.

Executive shall promptly notify the Company of his/her election or appointment to any corporate, civic or charitable boards or committees on or after the date of this Agreement.

2.    Term of Employment.

The term of employment (the "Term") shall begin on the Effective Date and shall expire on the fifth anniversary of the Effective Date, subject, however, to prior termination, as herein provided.

3.            Base Salary.

The Executive shall receive a monthly salary of $7,500 beginning upon reporting for work. The initial base salary shall be reviewed at the first six month anniversary from the Effective Date and then annually thereafter from the Effective Date. Adjustments shall be made at the discretion of the CEO and upon Board of Directors approval considering the performance of the company and contributions of the Executive.

In the event the Company increases the Executive's initial Base Salary, the amount of the initial Base Salary, together with any increase(s), shall be his/her Base Salary. The Base Salary shall be payable in equal installments, in accordance with the Company's regular payroll practices.

4.            Bonus.

Within forty five (45) days of the close of each half of the Company's fiscal year, during which Executive is employed by the Company, the Executive shall be eligible to receive bonus payments ("Bonus") under the bonus plan established by the CEO and Board of Directors for the Executive. These bonuses are to be paid when cash flow allows or equity is raised in the amount that these Executive bonuses may be paid without hurting the growth of the company. The Bonus structure is described in Exhibit II The actual amount of the Bonus shall be determined based on performance goals established and agreed to by the Executive and by the CEO, within the first ninety (90) days of each fiscal year and the same shall be provided in writing to the Executive promptly thereafter, see Exhibit III.

5.            Fringe Benefits.

The Company health and medical programs are currently under development and not available at this time. However, the company intends that such programs will be made part of each regular employee's standard employment package. The Executive shall be offered full participation in such company plans when available in accordance with the normal participation rules when the plan is available and developed.

6.            Stock Options.

Executive shall be eligible for all Executive Stock Option Plans that are available to other Executives. The Board of Directors will be responsible for the general employee Stock Option Plans annually.

7.    Provision of Directors and Officers Insurance.

N/A

8.            Termination of Employment.

(a)    Termination of Employment by the Company.

The Executive's employment hereunder may be terminated by the Company without any breach of this Agreement under the following circumstances:

(i)    Without Cause.

The Company may terminate the Executive's employment hereunder without Cause.

(ii)           Cause.

The Company may terminate the Executive's employment hereunder for Cause.

(iii)          Death or Disability.

The Executive's employment hereunder shall terminate upon his death and may be terminated by the Company in the event of his Disability for a continuous period of at least ninety (90) days. If Executive becomes subject to a Disability which is expected to last for a continuous period of at least ninety (90) days, the Company may appoint an acting Manager, during such ninety (90) day period without any breach of this Agreement; provided, that Executive shall be entitled to continue receiving Base Salary and benefits under this Agreement during such ninety (90) day period.

(b)    Termination of Employment by Executive.

The Executive may terminate his employment at any time with or without Good Reason. With the exception of personal hardship, the Executive is expected to provide thirty (30) days notice of a voluntary termination of employment.

(c)    Notice of Termination.

Any termination of the Executive's employment by the Company hereunder, or by the Executive other than termination upon the Executive's death, shall be communicated by written Notice of Termination to the other party. The Company shall provide a two week or fourteen (14) termination notice; except when such notice would be harmful to the Company's financial status or for termination for Cause.

9.    Amounts Payable Upon Termination of Employment.

(a)    Termination by the Company Without Cause or by the Executive for Good Reason.

In the event Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason. Executive shall be entitled to the following payments and benefits: The determination of "Good Reason" is in the sole discretion of the Company.

(i)            payment of all Accrued Obligations in a lump sum in cash as soon as practicable but no later than ninety (90) days following the Date of Termination:

(ii)           payment of an amount equal to one (1) times the sum of Executive's monthly current Base Salary plus any portion of the Annual Bonus allocated by the Board of Directors for the period of employment.

(iii)          immediate pro-rated vesting of all outstanding options, stock grants, shares of restricted stock and any other equity incentive compensation; provided, that the stock options shall be exercisable only until the earlier to occur of (A) two (2) years from the date of the Executive's termination, or (B) the date the option would have otherwise expired if the Executive had not terminated employment: and

(iv)          disability and other welfare plan benefits (other than continued group long-term disability coverage) for Executive and Executive's spouse/family, which are generally available to executives of the Company, for a period of one (1) year from the Date of Termination at the same cost to the Executive as is charged to such executives from time to time for comparable coverage.

(b)            Termination by Executive Other Than for Good Reason or by the Company for Cause.

In the event that the Executive's employment is terminated by Executive other than for Good Reason, as determined by the Company, or by the Company for Cause, the Executive shall be entitled only to the payments and benefits set forth below:

(i)            as of the Date of Termination, any Base Salary that is accrued but unpaid, any vacation that is accrued but unused and any business expenses that are unreimbursed; and

(ii)           any other rights and benefits (if any) provided under plans and programs of the Company (excluding any bonus program), determined in accordance with the applicable terms and provisions of such plans and programs.

(c)            Disability.

If the Executive's employment is terminated due to Disability, Executive shall be entitled to the following payments and benefits:

(i)            payment of all Accrued Obligations in a lump sum in cash as soon as practicable but no later than ninety (90) days following the Date of Termination:

(ii)           payment of an amount equal to one (1) times the sum of Executive's monthly current Base Salary plus any portion of the Annual Bonus allocated by the Board of Directors for the period of employment.

(iii)           immediate vesting of all outstanding options, stock grants, shares of restricted stock and any other equity incentive compensation; provided, that the stock options shall be exercisable only until the earlier to occur of (A) two (2) years from the date of the Executive's termination, or (B) the date the option would have otherwise expired if the Executive had not terminated employment; and

(iv)          disability and other welfare plan benefits (other than continued group long-term disability coverage) for Executive and Executive's family, which are generally available to executives of the Company, for a period of one (1) year from the Date of Termination at the same cost to the Executive as is charged to such executives from time to time for comparable coverage.

Notwithstanding any other provision hereof, if Executive dies prior to the time that all payments described in this Section 9(c) have been completed, such payments and benefits shall be paid to the Executive's estate.

(d)            Death.

If the Executive's employment is terminated by death, Executive's estate shall be entitled to the payment of all Accrued Obligations in a lump sum in cash as soon as practicable but no later than ninety (90) days following the Date of Termination.

(e)            No Duty to Mitigate Damages.

After any Date of Termination, the Executive shall have no obligation to seek other employment, but shall have the right to be otherwise employed, and any compensation of any type whatsoever received by the Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Agreement.

10.    Restrictive Covenants.

The Executive agrees that, during the term of this Agreement, including any extension thereof, and for a period of one (1) year thereafter, he shall not, directly or indirectly:

(a)           within the Area, on the Executive's own behalf, or in the service of or on behalf of others, engage in or provide services substantially similar to those services he provides for the Company for a Competing Business. For purposes of this Section 10(a), the Executive acknowledges that the Business of the Company is conducted in the Area; of production, import for resale, and distribution of radioisotopes for use in the medical and/or homeland defense industries and as may be authorized for involvement by the Board of Directors.

(b)           on Executive's own behalf or in the service of or on behalf of any other person or entity, solicit or divert, or attempt to solicit or divert, to a Competing Business. any person or entity who was an actual or actively sought prospective client or customer of the Company, with whom the Executive had material contact during the last one (1) year of employment with the Company or about whom the Executive acquired Confidential Information during the Executive's last one (1) year of employment with the Company, or any representative of any such client or customer; and

(c)           on the Executive's own behalf or in the service of or on behalf of others, solicit, divert or hire or attempt to solicit, divert or hire or assist anyone else in soliciting, diverting or hiring any person who, at any time within the period commencing one year prior to the Date of Termination and ending two (2) years after the Date of Termination, was, is or shall be an employee of the Company (whether or not such employment is full-time or is pursuant to a written contract with the Company).

11.    Ownership and Protection of Proprietary Information.

(a)            Confidentiality.

All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)            Return of Company Property.

Upon request by the Company, and in any event upon termination of the employment of the Executive with the Company for any reason, as a prior condition to receiving any final compensation hereunder (including payments under Section 9 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive's custody, control or possession.

(c)            Survival.

The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue to survive the termination of this Agreement.

12.    Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

13.            Full Settlement.

The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not take place, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under this Agreement.

14.            Definitions.

(a)           "Accrued Obligations" shall mean (i) the Executive's full Base Salary through the Date of Termination, (ii) any unpaid but accrued Bonus, (iii) the product of the total Bonus paid to the Executive for the last full fiscal year of the Company and a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365, (iv) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay for the current year not yet paid by the Company, (v) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Company and (vi) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Company described in Section 5(a).

(b)           "Affiliated Company" shall mean any company controlling, controlled by or under common control with the Company.

(c)           "Area" shall mean the United States.

(d)           "Base Salary" shall have the meaning set forth in Section 3.

(e)           "Bonus" shall have the meaning set forth in Section 4

(f)           "Business of the Company" shall mean any business that involves the manufacture, production, sale, marketing, promotion, exploitation, development, licensing or distribution of radioisotope devices used in the treatment of cancer.

(g)           "Cause" shall mean either: (i) any act that constitutes, on the part of the Executive, fraud or dishonesty that directly results in material injury to the Company or the conviction of a felony; or (ii) the Executive materially breaches this Agreement, provided, however, that in case of Clause (ii) above, such conduct shall not constitute Cause unless the Board of Directors shall have delivered to the Executive notice setting forth with specificity (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action, and the Executive shall not have taken such specified remedial action within such specified reasonable time.

(h)           A "Change of Control" means: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of Subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds thirty-five percent (35%) as a 'result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own thirty-five percent (35%) or more of the Outstanding Company Voting Securities; or (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, an such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination: or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(i)            "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

(j)            "Code" shall mean the Internal Revenue Code of 1986, as amended.

(k)           "Company Information" means Confidential Information and Trade Secrets.

(1)           "Competing Business" means any person, firm, corporation, joint venture or other business entity which is engaged in the Business of the Company within the Area.

(m)           "Confidential Information" means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a trade secret under applicable law) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to its competitors and which is designated by the Company as confidential. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company; (ii) has been independently developed and disclosed to the general public by others: or (iii) otherwise enters the public domain through lawful means.

(n)           "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated by the Company as a result of Disability pursuant to Paragraph 8(a)(iii). the date that is thirty (30) days after Notice of Termination is given, provided, the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period; (iii) if the Executive terminates his employment for Good Reason pursuant to Paragraph 8(b), the date that is ten (10) days after Notice of Termination is given (provided that the Company does not cure the event which gives the Executive Good Reason during the ten (10) day period); (iv) if the Executive terminates his employment other than for Good Reason, the date that is two (2) weeks after Notice of Termination is given, provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given; (v) if the Executive's employment is terminated by the Company without Cause pursuant to Section 8(a)(i), the date that is two (2) weeks after Notice of Termination is given; or (vi) if the Executive's employment is terminated by the Company for Cause pursuant to Paragraph 8(a)(ii), the date on which the Notice of Termination is given.

(o)           "Disability" shall mean physical or mental illness which would entitle the Executive to receive full long-term disability benefits under the Company's long-term disability plan on terms substantially similar to those of the long-term disability plan as in effect as of the financial breakeven date.

(p)           "Good Reason" shall mean the occurrence of one of the following events which occurs without the Executive's consent (provided the Company does not cure such event on a retroactive basis to the extent possible within ten (10) days following its receipt of the Executive's Notice of Termination): (i) the Executive's title, position, authority or responsibilities (including reporting responsibilities and authority) are changed in a materially adverse manner; (ii) the Executive's Base Salary is reduced for any reason other than in connection with the termination of his employment or mutual agreement; (iii) for any reason other than in connection with the termination of the Executive's employment, the Company materially reduces any fringe benefit provided to the Executive under Section 5, below the level of such fringe benefit provided generally to other actively employed similarly situated executives of the Company (notwithstanding the foregoing, if the Company agrees to fully compensate the Executive for any such material reduction for a period ending on the earlier to occur of (A) the date such fringe benefit is no longer provided to other actively employed similarly situated executives of the Company or (B) four (4) years, then such event shall not constitute Good Reason): (iv) the Company otherwise materially breaches, or is unable to perform its obligations under this Agreement; or (v) the occurrence of a Change of Control.

Notwithstanding the foregoing, the occurrence of one of the events in Paragraphs (i) through (v) hereof shall not be considered Good Reason for the Executive's termination, unless the Executive delivers a Notice of Termination pursuant to Paragraph 8 hereof, within sixty (60) days after the Executive has actual notice of the occurrence of any of the events listed in Paragraphs (i) through (v) hereof.

(q)            "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(r)             "Subsidiary" shall mean any majority owned subsidiary of the Company.

(s)            "Trade Secrets" means information of the Company, without regard to Form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans. product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

15.    Assignment and Survivorship of Benefits.

The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company arc transferred to another company, then the provisions of this Agreement shall be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

16.            Notices.

Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:

Advanced Medical Isotopes Corporation
6308 Okanogan Street
Kennewick, WA

Attn: William J. Stokes, Chief Executive Officer

If to the Executive:

1070 Pleasant View Road #105
Middleton, WI 53562

17.            Indemnification.

The Executive shall be indemnified by the Company, to the extent provided in the case of officers under the Company's Certificate of Incorporation or Bylaws.

18.            Taxes.

Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

19.            Enforcement of Rights.

All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, shall be paid by the Company, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement. Under a partial finding for the Executive, the Company shall be obligated to pay such legal fees as associated with the upheld claim or prorated to the award vs. the claim.

In the event the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to four (4) percentage points over the Prime Interest Rate as posted periodically in the Wall Street Journal in effect as of the date the payment was first due.

20.            Governing Law/Captions/Severance.

This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Washington. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

21.            Entire Agreement/Amendment.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement. This Agreement terminates any and all prior Agreements relating to the terms of Executive's employment.

IN WITNESSETH WHEREOF, the parties have executed this Agreement on the date first above written.

Advanced Medical Isotope Corporation

By: William J. Stokes, CEO

/s/ William J. Stokes, CEO
Title: Chief Executive Officer

EXECUTIVE:

Fu-Min Su, PhD

/s/ Su, Fu-Min
Title: Radiochemistry Manager
1/30/2008

Exhibit I

Position Title

Radiochemistry Manager

Position Description:

Dr. Su will be the Company's chief radiochemistry manager. Dr. Su will report directly to the General Manger with full access to corporate Executives, including the Company President, Mr. James Katzaroff and the Company CEO, Mr. William J. Stokes.

Eligibility Requirements:

Dr. Su's credentials are fully compliant with the position requirements Duties & Responsibilities:

In this position, Dr. Su shall be responsible for the operations and product quality of the company's facilities and equipment which produce radiochemical and radiopharmaceutical products.

Dr. Su shall be an integral part of the company management team and shall be requested, from time to time, to participate in company planning, selection and management of employees, product development planning, new facility design and equipment selection, and new facility or equipment startup testing.

Expectation of the Company:

Dr. Su will be expected to represent the Company as a senior company manager both within the corporate environment and professional settings or events, such as conferences or trade shows.

Dr. Su will be expected to participate in production efficiency enhancements, new product development, product marketing, business sector expansion opportunities.

The company expects that operations under Dr. Su's supervision be conducted in a businesslike, professional, and lawful manner; all products meet or exceed customer expectations for quality, quantity, and delivery schedule; and all activities are conducted in a safe and environmentally responsible manner.

Authorities:

•
Budget and Expenditures: Budgets shall be established at the outset of the fiscal year. Dr. Su shall have the authority over budget expenditures for his areas of responsibility in accordance with corporate accounting practices.

•
Personnel Actions: Dr. Su shall have authority over personnel assigned to the radiochemistry and radiopharmaceutical areas in accordance with company practice established in corporate personnel policy manuals.

Exhibit II

Position Title

Compensation Package

Base Salary

•	Annual Base Salary = $90,000 per year or $7,500 monthly

•	Salary to be reviewed at first six month interval, annually thereafter

•	Signup Bonus of 50,000 shares of AMIC Stock upon acceptance of offer

•	Early Acceptance Incentive - Additional 15,000 shares of AMIC Stock for acceptance of offer by COB (5pm PST) on Tuesday, January 15, 2008

•	Medical Insurance Program participation when available

Bonus Eligibility

•	Full participation in Corporate Sponsored Programs for Management level positions

•	Participation in future Stock Option and Incentive Programs consistent with Dr. Su's Management level position, as developed

Exhibit III

Performance Goals

To be developed as part of Bonus Program management